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                                                                    EXHIBIT 99.1

                       MOHAWK INDUSTRIES, INC. ANNOUNCES
                           PRIVATE PLACEMENT OF NOTES

CALHOUN, Ga., Mohawk Industries, Inc. (NYSE: MHK) today announced that it has agreed to sell $300 million of its 6.50% senior notes due 2007 and $400 million of its 7.20% senior notes due 2012 through institutional private placements. Mohawk intends to use the net proceeds from the private placements to repay all outstanding indebtedness, or approximately $600 million, under Mohawk's bridge credit facility and approximately $91 million of outstanding indebtedness under Mohawk's revolving credit facility. The consummation of the sale of the notes is subject to customary conditions.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.